Exhibit 99.6

June 26, 2009

Board of Directors

Live Nation, Inc.

9348 Civic Center Drive

Beverly Hills, CA 90210

Re:	Preliminary Proxy Statement and Amendment No. 1 to the Form S-4 Registration Statement of Live Nation, Inc. (“Live Nation”), as filed with the Securities and Exchange Commission on June 26, 2009

Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 10, 2009, with respect to the fairness from a financial point of view to Live Nation of the Exchange Ratio (as defined in the opinion) pursuant to the Agreement and Plan of Merger, dated as of February 10, 2009 (the “Agreement”), by and among Live Nation, Ticketmaster Entertainment, Inc. (“Ticketmaster”) and, from and after its accession to the Agreement in accordance with Section 6.14 of the Agreement, a newly-formed indirect wholly owned subsidiary of Live Nation.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Live Nation in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Live Nation has determined to include our opinion in the above-referenced Preliminary Proxy Statement, which forms a part of Amendment No. 1 to the Form S-4 Registration Statement of Live Nation relating to the proposed acquisition of Ticketmaster by Live Nation.

In that regard, we hereby consent to the references to our opinion and our name under the caption “Summary—Opinions of Financial Advisors—Live Nation’s Financial Advisors” and under the captions “Background of the Merger,” “Live Nation’s Reasons for the Merger,” “Certain Financial Forecasts Utilized by the Live Nation Board of Directors and Live Nation’s Financial Advisors” and “Opinions of Live Nation’s Financial Advisors—Goldman Sachs” within the section of the Preliminary Proxy Statement entitled “The Merger,” and to the inclusion of the foregoing opinion in such Preliminary Proxy Statement and Amendment No. 1 to the Form S-4 Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Preliminary Proxy Statement and Amendment No. 1 to the Form S-4 Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Preliminary Proxy Statement and Amendment No. 1 to the Form S-4 Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)